Exhibit 4.2

BLACKROCK, INC

OFFICERS’ CERTIFICATE

May 6, 2015

Pursuant to Sections 102, 301 and 303 of the Indenture dated as of September 17, 2007 (the “Indenture”) between BlackRock, Inc. (the “Company”) and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the “Trustee”), and pursuant to resolutions adopted by the Board of Directors of the Company on July 27, 2007, January 16, 2013, July 24, 2013, January 15, 2014 and January 14, 2015 (the “Company Resolutions”), the undersigned officers of the Company do hereby certify that there are hereby approved and established pursuant to the Indenture €700,000,000 aggregate principal amount of 1.250% Notes due 2025 (the “Securities”) of the Company under the Indenture whose terms shall be as set forth in Annex A attached hereto.

The undersigned officers (i) have read the applicable provisions of the Indenture, (ii) have reviewed the form and terms of the Securities, (iii) in the opinion of the undersigned, have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the applicable conditions precedent (including those relating to the authentication of the Securities by the Trustee) under the Indenture have been complied with, (iv) hereby certify that the applicable conditions precedent (including those relating to the authentication of the Securities by the Trustee) under the Indenture have been complied with and (v) hereby certify that the form and terms of the Securities comply with the Indenture.

Capitalized terms used but not defined herein have the meanings ascribed thereto in the Indenture.

IN WITNESS WHEREOF, we have hereunto signed our names as of the date first written above.

/s/ Gary S. Shedlin
Name:	Gary S. Shedlin
Title:	Senior Managing Director and
Chief Financial Officer

/s/ Daniel R. Waltcher
Name:	Daniel R. Waltcher
Title:	Managing Director, Deputy General Counsel and Assistant Secretary

[Signature Page to Officers’ Certificate Pursuant to the Indenture]

ANNEX A

1.250% Notes Due 2025

1.	The title of the Securities shall be the “1.250% Notes due 2025”. The CUSIP No. of the Securities is 09247XAM3; the ISIN of the Securities is XS1117297785; and the Common Code of the Securities is 111729778.

2.	The aggregate principal amount of the Securities which may be authenticated and delivered under the Indenture is initially limited to €700,000,000 (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Section 304, 305, 306, 906 or 1107 and except for any Securities which, pursuant to Section 303, are deemed never to have been authenticated and delivered thereunder).

3.	The Securities are to be issuable in permanent global form (the “Global Securities”) registered in the name of a nominee for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) and beneficial owners of interests in any such permanent global note may exchange such interests for Securities of like tenor of any authorized form and denomination, subject to the conditions set forth below. The Bank of New York Mellon, London Branch (the “Common Depositary”) shall be the initial depository for the Securities; provided, that the Company reserves the right to provide for another depository, registered as a clearing agency under the Exchange Act, to act as depository for the Securities (the Common Depositary and any such successor depository, the “Depositary”). Beneficial interests in the Global Securities may not be exchanged in whole or in part for Securities in individual certificated form, and no transfer of a Global Security in whole or in part may be registered in the name of any Person other than the Depositary or its nominee except that (A) if the Depositary (i) has notified the Company that it is unwilling or unable to continue servicing as the Depositary for the Global Securities, or (ii) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed for 90 days after such notice or cessation, or (B) the Company determines, in its sole discretion and subject to the procedures of the Depositary, that the Global Securities shall be exchangeable for Securities in certificated form, or (C) there has occurred and is continuing an Event of Default with respect to the Securities, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of the Securities in definitive form, will authenticate and deliver the Securities in definitive certificated form in an aggregate principal amount equal to the principal amount of the Global Security representing such Securities in exchange for such Global Security, such definitive Security to be registered in the names provided by the Depositary; provided, that the Securities in certificated form so issued in exchange for the Global Security will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof and be of like aggregate principal amount and tenor as the portion of the Global Security to be exchanged. None of the Company, the Trustee, any Paying Agent or any Authenticating Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

4.	The stated maturity of the principal of the Securities shall be May 6, 2025.

5.	The Company may, from time to time, without the consent of the holders of the Securities, issue additional securities under the Indenture having the same ranking and the same interest rate, maturity and other terms as the Securities. Any additional securities having such similar terms, together with any outstanding Securities, will constitute a single series of securities under the Indenture if either such additional securities are part of the same “issue” within the meaning of U.S. Treasury Regulation Sections 1.1275-1(f) or 1.1275-2(k), or such additional securities are not issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes, unless such additional securities are issued under a separate CUSIP.

6.	The Securities shall be offered at an offering price equal to 99.664% of their principal amount, plus accrued interest, if any, from May 6, 2015 to the date of delivery.

7.	The Securities will bear interest at a fixed annual rate of 1.250%.

8.	Interest on the Securities will accrue from May 6, 2015, or from the most recent interest payment date to which interest has been paid or provided for, to but excluding the relevant interest payment date. The Company will make interest payments on the Securities annually in arrears on May 6 of each year, beginning on May 6, 2016, to the person in whose name such Securities are registered at the close of business on the immediately preceding April 20 (whether or not a Business Day), as applicable. Interest on the Securities will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Securities (or May 6, 2015 if no interest has been paid on the Securities), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

9.	Payment of the principal of (and premium, if any) and any such interest on the Securities will be made at the office or agency maintained for that purpose in London (provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register), in euro; provided that if on or after the date of this prospectus supplement the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the Securities so made in U.S. dollars will not constitute an event of default with respect to the Securities or under the Indenture.

10.	The Bank of New York Mellon, London Branch shall be the Paying Agent for the Securities; provided, that the Company reserves the right, by one or more Officers’ Certificates supplemental to this Officers’ Certificate, to designate a different or an additional Paying Agent (which, in each case, may be the Company or any Affiliate of the Company) and to remove any Paying Agent.

11.	The Securities will be redeemable, in whole or in part, at the Company’s option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notwithstanding Section 1104 of the Indenture, notice of any redemption need not set forth the redemption price but only the manner of calculation thereof. The Company shall give the Trustee written notice of the redemption price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined below), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by the Company.

“Comparable Government Bond Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Government Bond Dealer at 11:00 a.m., Central European Time (CET), on the third business day preceding such redemption date.

“Reference Government Bond Dealer” means each of (i) Barclays Bank PLC, Citigroup Global Markets Limited and J.P. Morgan Securities plc or any of their affiliates that are primary European government securities dealers , and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), the Company shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by the Company.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after April 28, 2015, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become, obligated to pay Additional Amounts, with respect to the Securities, then the Company may at any time at its option redeem, in whole, but not in part, the Securities, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Securities to be redeemed to the date of redemption. As used in this paragraph and in the paragraph relating to Additional Amounts below, the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “U.S. Person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. Person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. Persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a U.S. Person.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Securities or portions thereof called for redemption.

The Securities will provide for the payment of Additional Amounts as follows:

All payments of principal and interest in respect of the Securities shall be made free and clear of, and without withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, unless such withholding or deduction is required by law.

The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company or a Paying Agent of the principal, premium and interest with respect to the Securities to a holder that is not a U.S. Person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the holder, a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a. being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

b. having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Securities, the receipt of any payment in respect of the Securities or the enforcement of any rights under the Indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c. being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d. being or having been a “10-percent shareholder”, as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, of the Company; or

e. being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

(2) to any holder that is not the sole beneficial owner of the Securities, or a portion of the Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Securities, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(6) to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal, premium or interest with respect to any Security, if such payment can be made without such withholding by at least one other Paying Agent in a Member State;

(7) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(8) to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(9) to any withholding or deduction that is imposed on a payment that is required to be made pursuant to the Savings Directive or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives;

(10) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(11) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code; or

(12) any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions)

(13) in the case of any combination of items (1) through (12).

12.	The Securities will not provide for any sinking fund.

13.	The Company may at its option, at any time elect to have either Section 1302 or Section 1303 of the Indenture applied to the outstanding Securities upon compliance with the conditions in Article Thirteen of the Indenture.

14.	The Securities will be issued in registered, book-entry form only without interest coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

15.	In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to the Indenture, the Company agrees (i) upon reasonable written request of the Trustee to use commercially reasonable efforts to provide to the Trustee sufficient information about Holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax-related obligations under Applicable Law, and (ii) that the Trustee may, to the extent it is required to do so by Applicable Law, deduct or withhold income or other similar taxes imposed by Applicable Law from payments hereunder without any liability therefor. The terms of this paragraph shall survive the termination of the Indenture.

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